Registration No. 333-______

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------


                            CONSOLIDATED EDISON, INC.
             (Exact name of Registrant as specified in its charter)

                       New York                       13-3965100
              (State of incorporation)            (I.R.S. Employer
                                                  Identification No.)
                                 4 Irving Place
                            New York, New York 10003
                                 (212) 460-4600
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                              executive offices)

      JOAN S. FREILICH                    or             JOHN D. McMAHON, ESQ.
    Executive Vice Presidentand                          Senior Vice President
    Chief Financial Officer                                and General Counsel
                                 4 Irving Place
                            New York, New York 10003
                                 (212) 460-4600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                    Copy to:
                            Steven R. Loeshelle, Esq.
                              Dewey Ballantine LLP
                           1301 Avenue of the Americas
                          New York, New York 10019-6092
                              --------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.__

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box._X_

         If this Form is filed to register additional securities for offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __

                              --------------------

                         CALCULATION OF REGISTRATION FEE


==============================================================================================

Title of Each Class   Amount to be  Proposed Maximum     Proposed Maximum         Amount of
 of Securities to      Registered       Offering             Aggregate         Registration Fee
  Be Registered                     Price Per Unit      Offering Price (1)
                                          (1)

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

 Debt Securities
 Preferred Shares
   ($1.00 par value)
 Common Shares
   ($.10 par value)

        Total       $500,000,000      (1)              $500,000,000            $46,000
==============================================================================================

(1) There are being registered hereunder not to exceed $500,000,000 of Debt Securities, Preferred Shares ($1.00 par value) and Common Shares ($.10 par value). Pursuant to Rule 457(o) under the Securities Act of 1933, the table does not specify the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price. The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. In no event will the aggregate initial offering price of all securities registered pursuant to this Registration Statement exceed $500,000,000.

(2)  Estimated solely for purposes of determining the registration fee.

(3)  Exclusive of accrued interest and distributions, if any.

(4) The prospectus filed as part of this Registration Statement also relates to $275,000,000 of Debt Securities remaining available to be offered pursuant to Registration Statement No. 333-72264.



         Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this Registration Statement may be used in connection with the securities covered by Registration Statement No. 333-72264.

PROSPECTUS



                            Consolidated Edison, Inc.


                                 Debt Securities

                       Preferred Shares ($1.00 par value)

                         Common Shares ($.10 par value)


            Consolidated Edison, Inc. may offer and sell from time to time up to an aggregate $775,000,000 of our unsecured debt securities ("Debt Securities"), preferred shares ($1.00 par value) ("Preferred Shares") and common shares ($.10 par value) ("Common Shares"), of which not more than an aggregate of $500,000,000 may be Preferred Shares or Common Shares. The Common Shares are listed on the New York Stock Exchange under the symbol "ED".


           We will establish the specific price and terms of the Debt Securities, the Preferred Shares and the Common Shares we will offer (collectively, the "Securities") and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related supplement before you invest in the Securities.


                              --------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS
                       PROSPECTUS IS ACCURATE OR COMPLETE.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                              --------------------



                  We will offer and sell the Securities through one or more underwriters. We will set forth in the related prospectus supplement the name of the underwriters, the discount or commission received by the underwriters from us as compensation, our other expenses for the offering and sale of the Securities, and the net proceeds we receive from the sale. See "Plan of Distribution."


               The date of this Prospectus is __________ __, 200_.

                                TABLE OF CONTENTS

About This Prospectus ....................................................2
Where You Can Find More Information.......................................3
Con Edison  ..............................................................4
Use of Proceeds...........................................................4
Earnings Ratios...........................................................5
Additional Financial Information..........................................5
Description of Debt Securities............................................6
Description of Preferred Shares..........................................15
Description of Common Shares.............................................15
Plan of Distribution.....................................................17
Legal Matters............................................................17
Experts..................................................................18



                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement for the Offered Securities that we have filed with the Securities and Exchange Commission using a "shelf" registration process. This prospectus provides you with a general description of the Securities. We will provide you with a supplement to this prospectus that will describe the specific terms of the Securities that we will offer. The prospectus supplement may also add, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under "Where You Can Find More Information."

     References in this prospectus to the terms "we," "us" or other similar terms mean Consolidated Edison, Inc., unless the context clearly indicates otherwise. We are also referred to in this prospectus as Con Edison.

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We file such reports, proxy statements and other information through the Commission's Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the Commission's Web site (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the Commission at 1-800-SEC-0330.

     The Commission allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be an important part of this prospectus and should be read with the same care. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information. We are incorporating by reference into this prospectus the following Con Edison documents that we have filed with the Commission and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the Debt Securities described in this prospectus is completed, provided, however, that we are not incorporating any information furnished under Item 9 of any Current Report on Form 8-K:

o Annual Report on Form 10-K for the year ended December 31, 2001 ("2001 Form 10-K").

o Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2002.

o Current Reports on Form 8-K, dated March 8, 2002, April 3, 2002, May 13, 2002 and August 12, 2002.


     This prospectus is part of a registration statement we have filed with the Commission relating to the Securities. As permitted by the Commission's rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and the Securities. The registration statement, exhibits and schedules are also available at the Commission's Public Reference Section or through its Web site.

     You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison, Inc., 4 Irving Place, New York, New York 10003 (Telephone
No.: 212-460-6066).

                                   CON EDISON

     Con  Edison  is  a  holding   company  that   operates   only  through  its
subsidiaries. We were incorporated in New York State in 1997.

     Our principal subsidiary is Consolidated Edison Company of New York, Inc. ("Con Edison of New York"), a regulated utility that provides electric service to over three million customers and gas service to over one million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

     We also own Orange and Rockland Utilities, Inc., a regulated utility that, along with its regulated utility subsidiaries, provides electric service to over 278,000 customers and gas service to over 118,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

     We have four unregulated subsidiaries: Consolidated Edison Solutions, Inc., a retail energy services company that sells electricity and gas to delivery customers of utilities; Consolidated Edison Energy, Inc., a wholesale energy supply company that enters into financial and commodity instruments as part of its energy trading activities; Consolidated Edison Development, Inc., a company that acquires, develops and operates generating projects; and Con Edison Communications, LLC, a company that builds and operates fiber optic networks to provide wholesale telecommunications services.

     Con Edison has no material assets other than the stock of its subsidiaries. Our ability to pay interest on the Debt Securities and dividends on the Preferred Shares and Common Shares is dependent on our receipt of dividends from our subsidiaries or proceeds from the sale by us of additional securities or assets. Our principal subsidiary, Con Edison of New York, is subject to certain restrictions on the dividends that it may pay to us. See Note B to Con Edison's consolidated financial statements in the 2001 Form 10-K.

                                 USE OF PROCEEDS

     Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the Securities for general corporate purposes, including, among others, repayment of short-term debt, repurchase, retirement or refinancing of other debt securities and increasing our investment in our subsidiaries.

                                 EARNINGS RATIOS

                  The following table sets forth Con Edison's ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

                                                    Year Ended December 31,
                     Nine Months Ended              -----------------------
                    September 30, 2001         2001   2000   1999   1998   1997
                      --------------           ----   ----   ----   ----   ----
Ratio of Earnings to
Fixed Charges:           3.59                  3.49   3.10   4.04   4.29   4.09

Ratio of Earnings to
Fixed Charges
and Preferred Stock
Dividend Requirements:   3.43                  3.33   2.95   3.82   3.98   3.79


     The earnings ratios have been computed as follows: (i) "Earnings" have been calculated based upon net income plus preferred stock dividends, income tax, income tax deferred, investment tax credits deferred and fixed charges, (ii) "Fixed Charges" include interest on long-term debt and other interest (whether expensed or capitalized) expense, amortization of debt expense, discount and premium, and a reasonable approximation of the interest component of rentals, and (iii) "Preferred Stock Dividend Requirements" represent an amount equal to the income, before income taxes, that would be required to meet dividends on preferred and preference stock.

                        ADDITIONAL FINANCIAL INFORMATION

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). SFAS No. 142 addresses the financial accounting and reporting for (1) intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition and (2) goodwill and other intangible assets subsequent to their acquisition. Con Edison adopted SFAS No. 142 effective January 1, 2002.

     The following table includes selected financial information for Con Edison for the years indicated (which was previously included in Con Edison's Annual Report on Form 10-K for the year ended December 31, 2001) and selected financial information for Con Edison for the interim periods indicated. For the prior year periods, the table also includes what income and earnings per share would have been had Con Edison been accounting for goodwill in accordance with SFAS No. 142 during the prior year periods. The following should be read in conjunction with Con Edison's Management's Discussion and Analysis of Financial Condition and Results of Operations and Con Edison's financial statements and the related notes thereto incorporated by reference in this prospectus.


                                            For the nine months
                                            ended September 30,                            For the years ended December 31,
 (Millions of Dollars)                 2002         2001         2001          2000         1999         1998          1997
---------------------------------------------------------------------------------------------------------------------------------
Operating revenues                    $ 6,424.8      $7,501.7    $ 9,634.0     $ 9,431.4    $ 7,491.3    $ 7,093.0      $7,196.2
Purchased power                         2,413.1       2,739.6      3,630.5       3,644.7      1,824.0      1,253.8       1,349.6
Fuel                                      194.8         341.1        393.8         350.8        430.1        579.0         596.8
Gas purchased for resale                  425.8         724.0        860.0         789.1        485.2        437.3         552.6
Operating income                          843.9         888.7      1,127.5       1,016.1      1,019.8      1,053.3       1,035.3
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Net income for common stock
                                         $527.7        $557.1       $682.2        $582.8       $700.6       $712.7        $694.5
Add back: goodwill amortization
(net of related tax benefit)                  -           8.3         11.0          11.9          5.5            -             -
Add back: cumulative effect of

change in accounting principle            20.2           -            -             -            -            -             -
                                         -----          ----         ----          ----         ----         ----          -
Adjusted net income                      $547.9        $565.4       $693.2        $594.7       $706.1       $712.7        $694.5
                                         ======        ======       ======        ======       ======       ======        ======

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Total assets                          $18,203.7      $17,037.3    $16,996.1     $16,767.2    $15,531.5    $14,381.4     $14,722.5
Long-term debt                          5,945.6       5,508.5       5,501.2       5,415.4      4,524.6      4,050.1       4,188.9
Preferred stock subject to
mandatory redemption                          -          37.1         37.1          37.1         37.1         37.1          84.6
Common shareholders' equity             5,898.0       5,662.1      5,666.3       5,472.4      5,412.0      6,025.6       5,930.1
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                  $2.48         $2.63        $3.22         $2.75        $3.14        $3.04         $2.95
Add back: goodwill amortization
(net of related tax benefit)                  -          0.04         0.05          0.06         0.02            -             -
Add back: cumulative effect of
change in accounting principle             0.10             -            -             -            -            -             -
Adjusted basic earnings per share         $2.58         $2.67        $3.27         $2.81        $3.16        $3.04         $2.95
Diluted earnings per share                $2.47         $2.62        $3.21         $2.74        $3.13        $3.04         $2.95
Add back: goodwill amortization
(net of related tax benefit)                  -          0.04         0.05          0.06         0.02            -             -
Add back: cumulative effect of
change in accounting principle             0.10             -            -             -            -            -             -
Adjusted basic earnings per share         $2.57          $2.66       $3.26         $2.80        $3.15        $3.04         $2.95
                                          ======         =====       =====         =====        =====        =====         =====
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Cash dividends per common share          $1.665         $1.65        $2.20         $2.18        $2.14        $2.12         $2.10
Average common shares outstanding
(millions)                                212.8         212.1        212.1         212.2        223.4        234.3         235.1
---------------------------------------------------------------------------------------------------------------------------------



                         DESCRIPTION OF DEBT SECURITIES

                  The Debt Securities are to be issued under an indenture (the "Indenture"), dated as of April 1, 2002 between Con Edison and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee ("Trustee"), a copy of which is included as an exhibit to the registration statement of which this prospectus is a part. Con Edison may also enter into one or more additional indentures with other trustees with respect to certain of the Debt Securities. Any such indenture would contain covenants and other provisions similar to those described below. Reference is made to the prospectus supplement regarding any additional indentures under which Debt Securities will be issued.

                  The Debt Securities will be unsecured general obligations of Con Edison ranking equally and ratably in right of payment with the other unsecured debt securities of Con Edison issued under the Indenture that are not subordinated obligations of Con Edison ("Subordinated Securities"); provided, however, that if so provided in the prospectus supplement relating to a series of Debt Securities, the Debt Securities will be Subordinated Securities.

                  There is no requirement that future issues of debt securities of Con Edison be issued under the Indenture, and Con Edison will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Debt Securities, in connection with future issues of such other debt securities.

                  The Indenture does not specifically restrict the ability of Con Edison to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison, the payment of dividends by Con Edison or the acquisition by Con Edison of any of the equity securities of Con Edison or Con Edison of New York. The Indenture also permits Con Edison to merge or consolidate or to transfer its assets, subject to certain conditions (see "Consolidation, Merger and Sale" below). Con Edison must obtain approvals from state and/or federal regulatory bodies to merge or consolidate.

                  The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

                  General: The Indenture provides that the Debt Securities offered and other unsecured debt securities of Con Edison, without limitation as to aggregate principal amount (collectively the "Indenture Securities"), may be issued in one or more series, in each case as authorized from time to time by Con Edison.

                  Reference is made to the prospectus supplement relating to the Debt Securities offered for the following terms:

         (1)      the title of the Debt Securities;

         (2)      the aggregate principal amount of the Debt Securities;

         (3) the percentage of the principal amount representing the price for which the Debt Securities shall be issued;

         (4) the date or dates on which the principal of, and premium, if any, on the Debt Securities shall be payable;

         (5) the rate or rates (which may be fixed or variable) at which the Debt Securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

         (6) if the amount of payments of the principal of, premium, if any, or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

         (7) the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor;

         (8) the place or places where the principal of, and premium, if any, and interest, if any, on the Debt Securities shall be payable;

         (9) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of Con Edison;

         (10) the obligation, if any, of Con Edison to redeem, purchase or repay the Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities shall be redeemed, purchased or repaid pursuant to such obligation;

         (11)     whether the Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

         (12) if other than $1,000 or an integral multiple thereof, the denominations in which the Debt Securities shall be issued;

         (13) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of the maturity of the Debt Securities;

         (14) any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the Debt Securities;

         (15) the provisions, if any, relating to the cancellation and satisfaction of the Indenture with respect to the Debt Securities prior to the maturity thereof pursuant to Sections
                  12.01 and 12.02 of the Indenture (see "Satisfaction and Discharge of Indenture; Defeasance");

         (16) the terms, if any, upon which Con Edison may elect not to pay interest on an interest payment date;

         (17) the provisions, if any, relating to the subordination of the Debt Securities pursuant to Article 15 of the Indenture
                  (see "Subordination"); and

         (18) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

                  Con Edison may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above permit Con Edison, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to "reopen" a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

                  The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see "Global Securities").One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

                  One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt Securities bearing no interest or interest at a rate which at the time of issuance is below the market rate ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

                  Subordination: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness to the extent set forth in the next paragraph. (Section 14.01)

                  In the event (a) of any distribution of assets of Con Edison in bankruptcy, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see "Consolidation, Merger and Sale"), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 14.02)

                  Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 14.03)

                  "Senior Indebtedness" means all indebtedness of Con Edison for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. "Senior Indebtedness" does not include customer deposits or other amounts securing obligations of others to Con Edison. (Section 14.01)

                  The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison may issue. As of September 30, 2002, $445 million of Senior Indebtedness was outstanding, not including as "Senior Indebtedness" approximately $1 billion of guarantees by Con Edison of certain obligations of its subsidiaries.

                  Redemption: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed.

                  Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 2.01 and 2.05)

                  The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison anticipates that the following provisions will apply to all depositary arrangements.

                  Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

                  So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

                  Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

                  Con Edison expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name," and will be the responsibility of such participants.

                  If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison within 90 days, Con Edison will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person's beneficial interest in the Global Security.

                  Payments and Paying Agents: Payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York, Stock Transfer Administration, 385 Rifle Camp Road, West Patterson, NJ 07424. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York, or by a check mailed to each holder of an Indenture Security at such holder's registered address.

                  All moneys paid by Con Edison to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

                  Consolidation, Merger and Sale: The Indenture permits Con Edison, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its properties as an entirety or substantially as an entirety to any person, provided that: (i) the Successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the Successor assumes Con Edison's obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see "Default and Certain Rights on Default") and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison.

                  Modification of the Indenture: The Indenture contains provisions permitting Con Edison and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

                  Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

         (i) failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

         (ii) failure to pay principal or premium, if any, when due on any Indenture Security of such series;

         (iii) failure to perform any other covenant of Con Edison in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

         (iv)     certain events of bankruptcy, insolvency or reorganization;
                  and

         (v) any other Event of Default as may be specified for such series. (Section 6.01)

                  The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

                  Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder's Indenture Securities when due shall not be impaired. (Section 6.04)

                  The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) as to which it has received written notice within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

                  Con Edison is required to deliver to the Trustee each year an Officers' Certificate stating whether such officers have obtained knowledge of any default by Con Edison in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

                  Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations shall be read into the Indenture against the Trustee. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

                  The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison as if it were not Trustee under the Indenture. (Section 7.04)

                  JPMorgan Chase Bank, which is the Trustee under the Indenture, is a participating bank under Con Edison's revolving credit agreements, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison in the normal course of business.

                  Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be discharged upon payment of the principal of, premium, if any, and interest on all the Indenture Securities and all other sums due under the Indenture. In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

                  Reports Furnished Securityholders: Con Edison will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

                         DESCRIPTION OF PREFERRED SHARES

      Con Edison's authorized capital stock includes 6,000,000 Preferred Shares, of which no shares have been issued. Con Edison's Board of Directors is authorized from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issuance thereof the number of shares of such series and the designations, relative rights, preferences and limitations (including dividend, liquidation and voting rights, preferences and limitations) of such series to the full extent permitted by the law of the State of New York, except that holders of the Preferred Shares shall not be entitled to more than one vote for each Preferred Share held. Reference is made to the prospectus supplement relating to the series of Preferred Shares offered for the number of shares, designations, relative rights, preferences and limitations of such series.


                          DESCRIPTION OF COMMON SHARES

            Con Edison's authorized capital stock consists of 500,000,000 Common Shares, of which 213,485,279 shares were issued and outstanding as of September 30, 2002, and the Preferred Shares discussed above under "Description of Preferred Shares."

            The following description of the Common Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to Con Edison's Restated Certificate of Incorporation.

                       Dividends. Subject to any prior rights of Preferred Shares (if any should become outstanding), Common Shares are entitled to dividends when, as and if declared by Con Edison's Board of Directors, and Con Edison may purchase or otherwise acquire outstanding Common Shares out of funds legally available therefor.

                       Liquidation Rights. Subject to any prior rights of Preferred Shares (if any should become outstanding), upon liquidation of Con Edison, any remaining net assets of Con Edison are distributable pro rata to the holders of Common Shares.

                       Voting Rights. Holders of Common Shares are entitled to one vote for each share. There are no cumulative voting rights. Holders of Preferred Shares shall have no voting rights unless, in connection with the issuance of Preferred Shares, Con Edison's Board of Directors provides voting rights (in which event the voting rights shall not be more than one vote for each Preferred Share held) or unless otherwise required by law.

                       No Preemptive Rights. Holders of the Common Shares are not entitled to preemptive rights.

                       Transfer Agent and Registrar. The transfer agent and registrar for the Common Shares is The Bank of New York Investor Relations Department, P.O. Box 11258, Church Street Station, New York, NY 10286-1258.

            Certain provisions of Con Edison's Restated Certificate of Incorporation and by-laws and New York law may have the effect of encouraging persons considering unsolicited tender offers or unilateral takeover proposals for Con Edison to negotiate with the Board of Directors and could thereby have an effect of delaying, deferring or preventing a change in control of Con Edison. These provisions include:

           Authorized But Unissued Shares. As of September 30, 2002, 286,514,721 Common Shares and 6,000,000 Preferred Shares were authorized but unissued. Such shares could be issued without stockholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction. In this regard, Con Edison's Restated Certificate of Incorporation grants the Board of Directors, broad corporate power to establish the rights and preferences of preferred stock, one or more classes or series of which could be issued which would entitle holders to exercise rights which could have the effect of impeding a takeover, including rights to convert or exchange the stock into Common Shares or other securities or to demand redemption of the stock at a specified price under prescribed circumstances related to a change of control.

           Advance Notice By-law. Under Con Edison's by-laws, written notice of any proposal to be presented by any stockholder or any person to be nominated by any stockholder for election as a director must be received by Con Edison's Secretary at Con Edison's principal executive offices not less than 70 nor more than 90 days prior to the anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting as first publicly announced or disclosed (in a public filing or otherwise) is less than 80 days prior to the date of the meeting, such notice shall be given not more than ten days after such date is first so announced or disclosed.

            Section 912. Con Edison is subject to Section 912 of the New York Business Corporation Law. Accordingly, Con Edison may not engage in a business combination, such as a merger, consolidation, recapitalization, asset sale or disposition of stock, with any "interested shareholder" for a period of five years from the date that the interested shareholder first became an interested shareholder unless:

o the business combination, or the acquisition of stock that resulted in the interested shareholder first becoming an interested shareholder, was approved by Con Edison's Board of Directors prior to the interested shareholder becoming an interested shareholder;

o the business combination is approved by the disinterested shareholders at a meeting of Con Edison's shareholders called no earlier than five years after the date that the interested shareholder first became an interested shareholder; or

o the business combination meets certain "fair price" valuation requirements.

           An "interested shareholder" is any person that is the beneficial owner of 20% or more of the outstanding voting stock of Con Edison or is an affiliate or associate of Con Edison that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock of Con Edison.

                              PLAN OF DISTRIBUTION

                  Con Edison will offer the Securities through one or more underwriters. The names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement relating to the offering of the Securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the Securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such Securities, although such a firm may participate in the distribution of such Securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any Securities will (1) entitle the underwriters to indemnification by Con Edison against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such Securities if any are purchased. The underwriters or affiliated companies may engage in transactions with, or perform services for, Con Edison and its affiliates in the ordinary course of business.

                  In connection with an offering made hereby, the underwriters may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the Securities, and short positions created by the underwriters involve the sale by the underwriters of more Securities than they are required to purchase from Con Edison. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Securities sold in the offering may be reclaimed by the underwriters if such Securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected in the over-the-counter market or otherwise.

                  The anticipated date of delivery of the Securities will be as set forth in the prospectus supplement relating to the offering of the Securities.

                                  LEGAL MATTERS

                  The validity of the Securities and certain other related legal matters will be passed upon for Con Edison by Peter A. Irwin, Esq., Vice President - Legal Services of Con Edison's principal subsidiary, Con Edison of New York, acting as counsel for Con Edison. Certain legal matters in connection with the Debt Securities will be passed upon for the underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092. Dewey Ballantine LLP has from time to time performed legal services for affiliates of Con Edison.

                                     EXPERTS

                  The consolidated financial statements incorporated in this prospectus by reference to Con Edison 's Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

                  Expenses payable by Registrant for the sale of the Securities are estimated as follows:

Securities and Exchange Commission
  registration fee..................................................... $46,000
Printing costs.........................................................  40,000
Services of independent accountants....................................  80,000
Fees and expenses of Trustee ..........................................  40,000
Rating agency fees .................................................... 200,000
Stock exchange listing fees ...........................................  50,000
Miscellaneous..........................................................  44,000
  Total ...............................................................$500,000
---------------


Item 15. Indemnification of Directors and Officers.

            Reference is made to Sections 721 to 725 of the New York Business Corporation Law ("NYBCL") which provide for indemnification of directors and officers, subject to certain limitations, for liabilities and expenses in connection with actions or proceedings involving them in such capacity . Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the results of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) in certain other cases specified in Section 719 of the NYBCL.

            Article SIXTH of Registrant's Restated Certificate of Incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a director or officer of the Registrant shall not be liable to the Registrant or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Registrant shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the Registrant or any other enterprise, by reason of the fact that the person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof and, except in the case of an action or proceeding specifically approved by the Board of Directors of the Registrant, the Registrant shall pay expenses incurred by or on behalf of such person in defending such action or proceeding or any appeal thereof in advance of the final disposition thereof promptly upon receipt by the Registrant, from time to time, of a written demand of the person for the advancement, together with an undertaking by or on behalf of the person to repay any expenses so advanced to the extent that the person is ultimately found not to be entitled to indemnification for the expenses.

            As permitted by Section 726 of the NYBCL, Registrant has insurance
(a) to indemnify Registrant for obligations it incurs for indemnification of its directors and officers, and (b) to indemnify directors and officers of Registrant for losses, costs and expenses incurred by them in actions brought against them in connection with their acts as directors or officers for which they are not indemnified by Registrant. Pursuant to Section 726 of the NYBCL, no insurance payment, other than cost of defense, may be made to any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Registrant may also purchase insurance coverage insuring the directors and officers of Registrant against certain liabilities that could arise in connection with administration of Registrant's employee benefit plans.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted against Registrant by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        Section 6 of Registrant's Underwriting Agreement Basic Provisions, dated October 25, 2001 (Exhibit 1.2 to this Registration Statement) provides for indemnification of the Registrant's directors and officers who signed the Registration Statement by the underwriters against certain liabilities which might arise under the Act or otherwise from certain written information furnished to Registrant by or on behalf of the underwriters.

Item 16. List of Exhibits.

See "Index to Exhibits" on page II- 5.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) See the penultimate paragraph of Item 15.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 19th day of December, 2002.

                                   Consolidated Edison, Inc.

                                   By       /s/ JOAN S. FREILICH
                                                Joan S. Freilich
                                             Executive Vice President and
                                                Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Name                          Title
Eugene R. McGrath*                    Chairman of the Board of Directors,
                                      President and Chief Executive Officer and
                                      Director (Principal Executive Officer)
Joan S. Freilich*                     Executive Vice President and Chief
                                      Financial Officer and Director
                                     (Principal Financial Officer)
Edward J. Rasmussen*                  Vice President and Controller
                                     (Principal Accounting Officer)
George Campbell, Jr.*                 Director
Vincent A. Calarco*                   Director
Gordon J. Davis*                      Director
Michael J. DelGiudice*                Director
Ellen V. Futter*                      Director
Sally Hernandez-Pinero*               Director
Peter W. Likins*                      Director
Frederic V. Salerno*                  Director
Richard A. Voell*                     Director
Stephen R. Volk*                      Director

---------------
* Joan S. Freilich, pursuant to Powers of Attorney (executed by each of the officers and Directors listed above, and filed as Exhibit 24 hereto), by signing her name hereto does hereby sign and execute this Registration Statement on behalf of each of the officers and Directors named above and indicated as signing above in the capacities in which the name of each appears above.

                                                         /s/ JOAN S. FREILICH
December 19, 2002                                            Joan S. Freilich

                                INDEX TO EXHIBITS

EXHIBIT                             DESCRIPTION

1.1      -        Form of Underwriting Agreement. (Incorporated by reference to Exhibit 1.1 to Registration Statement No. 333-72264.)

1.2      -        Underwriting Agreement Basic Provisions, dated October 25,
                  2001. (Incorporated by reference to Exhibit 1.2 to Registration Statement No. 333-72264.)

4.1      -        Indenture, dated as of April 1, 2002, between Consolidated
                  Edison, Inc. ("Con Edison ") and JPMorgan Chase Bank
                  (formerly known as The Chase Manhattan Bank), as Trustee.

4.2      -        Restated Certificate of Incorporation of Con Edison.
                  (Incorporated by reference to Exhibit 3.1 to Registration
                  Statement No. 333-39165.)

5        -        Opinion and consent of Peter A. Irwin, Esq.,
                  Vice President - Legal Services of Con Edison's principal subsidiary, Con Edison of New York.

12.1     -        Schedule of computation of ratio of earnings to fixed charges for the years ended December 31, 2001, 2000, 1999,
                  1998 and 1997. (Incorporated by reference to Exhibit 12.1 to Con Edison's Annual Report on Form 10-K for the year ended December 31, 2001 -- Commission File No. 1-14514.)

12.2    -         Schedule of computation of ratio of earnings to fixed charges for the nine and twelve month periods ended September
                  30, 2002. (Incorporated by reference to Exhibit 12.1 to
                  Con Edison's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 -- Commission File No. 1-14514.)

12.3 Schedule of computation of ratio of earnings to fixed charges and preferred stock dividend requirements for the nine month period ended September 30, 2002 and the years ended December 31, 2001, 2000, 1999, 1998, and 1997.

23.1     -        Consent of PricewaterhouseCoopers LLP.

23.2     -        Consent of Peter A. Irwin, Esq., Vice President - Legal
                  Services of Con Edison's principal subsidiary, Con Edison of
                  New York (included as part of Exhibit 5).

24       -        Powers of Attorney.

25       -        Form T-1 Statement of Eligibility and Qualification under the
                  Trust Indenture Act of 1939 of JPMorgan Chase Bank
                  (formerly known as The Chase Manhattan Bank), as Trustee.